As filed with the Securities and Exchange Commission on October 30, 2012
Registration No. 333-184139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ATTUNITY LTD
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kfar Netter Industrial Park
Kfar Netter, 40593, Israel
Tel. +972-9-899-3000
(Address and telephone number of Registrant’s principal executive offices)

Attunity Inc.
Attn.: Dror Harel-Elkayam, Chief Financial Officer and Secretary
70 Blanchard Road
Burlington, Massachusetts  01803
Tel. (781) 213-5200
(Name, address and telephone number of agent for service)

with copies to:

Howard E. Berkenblit, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2979 Facsimile: 617-338-2880	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 67891, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)(5)	Amount Of Registration Fee (3)
Ordinary Shares, par value NIS 0.4 per share........................ Warrants...................................................................................... Units.............................................................................................	(4)	(4)	$20,000,000	$2,292 (6)

(1)
There are being registered under this Registration Statement such indeterminate number of ordinary shares, number of warrants to purchase ordinary shares and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $20,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $20,000,000.  The securities registered hereunder also include such indeterminate number of ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into ordinary shares.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this Registration Statement will not exceed $20,000,000.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act.

(5)	In United States Dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS
$20,000,000

ATTUNITY LTD

Ordinary Shares
Warrants
Units

We may offer and sell, from time to time, ordinary shares, warrants and units in one or more offerings, up to a total dollar amount of $20,000,000.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell these securities directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable prospectus supplement.

Our ordinary shares are traded on the NASDAQ Capital Market, or NASDAQ, under the symbol "ATTU." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

The aggregate market value of our outstanding ordinary shares held by non-affiliates is $69,536,504, based on 10,882,901 ordinary shares outstanding, of which 8,949,357 are held by non-affiliates, and a per share price of $7.77 based on the closing sale price of our ordinary shares on NASDAQ on October 26, 2012. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or the SEC, and in “Risk Factors” beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Attunity Ltd filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the Registrant may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Where You Can Find More Information" and “Incorporation of Certain Information by Reference”  before purchasing any of our securities.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our securities, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to:

•	"we", "us", "our", "Attunity", the "Registrant" or the "Company" are to Attunity Ltd and its subsidiaries;

•	"dollars" or "$" are to United States Dollars;

•	“NIS” are to New Israeli Shekels, the currency of the State of Israel;

•	the "Companies Law" or the "Israeli Companies Law" are to the Israeli Companies Law, 5759-1999, as amended;

•	the "SEC" are to the United States Securities and Exchange Commission;

•	"RepliWeb" are to RepliWeb Inc., a U.S.-based leading provider of enterprise file replication and managed file transfer technologies, which we acquired in September 2011; and

•	“OTCBB” are to the Over-The-Counter Bulletin Board.

On October 26, 2012, the exchange rate between the NIS and the dollar, as quoted by the Bank of Israel, was NIS 3.874 to $1.00. Unless indicated otherwise by the context, statements in this prospectus that provide the dollar equivalent of NIS amounts or provide the NIS equivalent of dollar amounts are based on such exchange rate.

On July 19, 2012, we effected a one-for-four reverse split of our ordinary shares, and accordingly the par value of our ordinary shares was changed from NIS 0.1 to NIS 0.4 per share. Unless indicated otherwise by the context, all ordinary share, option and per share amounts in this prospectus have been adjusted to give retroactive effect to the stock split for all periods presented.

ABOUT ATTUNITY

We were incorporated under the laws of the State of Israel in 1988 as I.S.G. Software Industries Ltd. and our legal form is a company limited by shares. We changed our name to ISG International Software Group Ltd. in 1992 and we changed our name to Attunity Ltd in October 2000.

We are a leading provider of information availability software solutions that enable access, sharing and distribution of data across heterogeneous enterprise platforms, organizations, and the cloud. Our software solutions include data replication (Replicate), change data capture (CDC), data connectivity, enterprise file replication (EFR) and managed-file-transfer (MFT). Using Attunity’s software solutions, our customers enjoy significant business benefits by enabling real-time access and availability of data and files where and when needed, across the maze of heterogeneous systems making up today’s IT environment.

Our executive headquarters are located at Kfar Netter Industrial Park, POB 3787, Kfar Netter 40593, Israel, telephone number (972) 9-899-3000. Our authorized representative and agent in the United States is Attunity Inc., our wholly owned subsidiary, which maintains its principal offices at 70 Blanchard Road, Burlington, Massachusetts 01803, telephone number (781) 213-5200.  Our address on the Internet is http://www.attunity.com. The information on our website is not incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 and other securities laws with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, performance, levels of activity, achievements, industry results, competitive pressures, revenues, growth prospects, product development, financial resources and other financial and business matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “should,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference into this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RISK FACTORS

The following risk factors, among others, could in the future affect our actual results of operations and could cause our actual results to differ materially from those expressed in forward-looking statements made by us. These forward-looking statements are based on current expectations and we assume no obligation to update this information.  Before you decide to buy, hold, or sell our securities, you should carefully consider the risks described below, in addition to the other information contained elsewhere in this prospectus. The following risk factors are not the only risk factors facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. Our business, financial condition and results of operation could be seriously harmed if any of the events underlying any of these risks or uncertainties actually occurs. In that event, the price for our ordinary shares could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

We have a history of operating losses and may not achieve or sustain profitability in the future.

Although we generated operating income of $1,031,000 and $70,000 in the six-month period ended June 30, 2012 and the fiscal year ended December 31, 2011, respectively, we incurred an operating loss in each of the preceding five fiscal years, and incurred a $815,000 net loss in the fiscal year ended December 31, 2011. There can be no assurance that we will be able to achieve or sustain profitable operations in the future. Even if we maintain profitability, we cannot assure that future net income will offset our cumulative losses, which, as of December 31, 2011, were approximately $102.8 million.

We depend on strategic relationships with our distributors, OEM and VAR partners and our revenues may be reduced if such relationships are not successful or terminated. In particular, a loss of one of our OEM partners may have a material adverse effect on our business, operating results and financial condition.

Our products and services are sold through both direct and indirect channels, including distributors, value-added resellers, or VAR, and original equipment manufacturers, or OEM, partners. Specifically, we rely on strategic relationships with OEM partners and resellers to sell our products and services and these relationships are likely to account for a larger portion of our revenues in the future. Typically, where our fees depend on orders of products (and not fixed license fees), these parties are not obligated to sell any of our products. Any failure of these relationships to market our products effectively or generate significant revenues for us, a termination of any of these relationships, or if we are unable to form additional strategic alliances in the future that will prove beneficial to us, could have a material adverse effect on our business, operating results and financial condition.

In particular, we rely on our strategic relationship with Microsoft Corporation, or Microsoft. In December 2010, we entered into two five–year OEM agreements with Microsoft for aggregate consideration of nearly $9 million. We expect Microsoft to continue to be strategic to our business and future growth. A termination or other disruption of our commercial relationship with Microsoft could have a material adverse effect on our business, operating results and financial condition.

The loss of one or more of our significant customers or a decline in demand from one or more of these customers could harm our business.

Historically, we have relied on a limited number of customers for a substantial portion of our total sales. In 2011, Microsoft accounted for 13.4% of our revenues and another strategic customer accounted for 10.7% of our revenues. There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

We face risks associated with the acquisition of RepliWeb.

In September 2011, we completed the acquisition of RepliWeb. In connection with this acquisition, we face risks commonly encountered with acquisitions, including disruption of our ongoing business; integration of the acquired operations and personnel; inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control system; being subject to known or unknown contingent liabilities, including tax and expenses and litigation costs; and inability to realize expected synergies or other anticipated benefits. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with this acquisition. Our inability to successfully integrate the operations of RepliWeb and realize anticipated benefits associated with the acquisition could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may need to raise additional capital in the future, which may not be available to us.

We had cash and cash equivalents of approximately $1.8 million as of June 30, 2012 and current maturities of long-term loans of approximately $0.2 million. Although we anticipate that our existing capital resources will be adequate to satisfy our working capital and capital expenditure requirements in the next 12 months, we may need to raise additional funds in the future in order to satisfy our future working capital and capital expenditure requirements. There is no assurance that we will be able to obtain additional funds on a timely basis, on acceptable terms or at all.

If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

•	develop new products;

•	enhance our existing products;

•	remain current with evolving industry standards;

•	expand our sales and marketing programs;

•	take advantage of future opportunities;

•	respond to competitive pressures or unanticipated requirements;

•	in connection with the acquisition of RepliWeb, timely pay former RepliWeb shareholders a milestone-based contingent cash payment of up to $2.0 million which is payable in April 2013; or

•	successfully integrate the operations of RepliWeb.

If additional funds are raised through the issuance of equity securities, the percentage ownership of then current shareholders would be diluted.

We may be required to pay additional taxes due to tax positions that we undertook.

        We operate our business in various countries, and we attempt to utilize an efficient operating model to optimize our tax payments based on the laws in the countries in which we operate. This can cause disputes between us and various tax authorities in the countries in which we operate whether due to tax positions that we have taken regarding filing of various tax returns or in cases where we determined not to file tax returns. In particular, not all of the tax returns of our operations are final and may be subject to further audit and assessment by the applicable tax authorities. There can be no assurance that the applicable tax authorities will accept our tax positions. In such event, we may be required to pay additional taxes, as a result of which, our future results may be adversely affected.

Severe global economic conditions may materially adversely affect our business.

        Our business and financial condition is affected by global economic conditions. Starting in late 2008 and lasting through much of 2009, a steep downturn in the global economy sparked by uncertainty in credit markets and deteriorating consumer confidence, reduced technology spending by many organizations. More recently, credit and sovereign debt issues have destabilized certain European economies as well and thereby increased global macroeconomic uncertainties. Uncertainty about current global economic conditions continues to pose a risk as customers may postpone or reduce spending in response to restraints on credit. Should the economic slowdown resume and/or companies in our target markets reduce capital expenditures, it may cause our customers to reduce or postpone their technology spending significantly, which could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition, which would have a material adverse effect on our business, operating results and financial condition.

Our freedom to operate our business is limited as a result of certain restrictive covenants contained in our credit facility.

        In September 2012, we secured a short-term line of credit of approximately $1.0 million from an Israeli bank. In order to secure our obligations to the bank, we pledged and granted to the bank a first priority floating charge on all of our assets and a first priority fixed charge on certain other immaterial assets (namely, rights for unpaid shares, securities and other deposits deposited with the bank from time to time, and rights for property insurance).  We refer to the agreement relating to such charges, as the Pledge. The Pledge contains a number of customary restrictive terms and covenants that limit our operating flexibility, such as (1) limitations on the creation of additional liens, on the incurrence of indebtedness, on the provision of loans and guarantees and on distribution of dividends, and (2) the ability of the bank to accelerate repayment in certain events, such as breach of covenants, liquidation, and a change of control of our company. Such provisions may hinder our future operations or the manner in which we operate our business, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to risks associated with international operations.

We are based in Israel and generate a large portion of our sales outside the United States.  Our sales outside of the United States accounted for approximately 29%, 40% and 38% of our total revenues for the years ended December 31, 2011, 2010 and 2009, respectively. Although we commit significant management time and financial resources to developing direct and indirect international sales and support channels, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition may be adversely affected.

As we conduct business globally, our future results could also be adversely affected by a variety of uncontrollable and changing factors and inherent risks, including the following:

•	the impact of the recessionary environments in multiple foreign markets, such as in some European countries;

•	longer receivables collection periods and greater difficulty in accounts receivable collection;

•	unexpected changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations;

•	reduced protection for intellectual property rights in some countries;

•	potential tax consequences; and

•	political and economic instability.

We cannot be certain that we, our distributors or our resellers will be able to sustain or increase revenues from international operations or that the foregoing factors will not have a material adverse effect on our future revenues and, as a result, on our business, operating results and financial condition.

Our business and operating results may be adversely affected by competition, including as a result of consolidation of our competitors.

The markets for our software products are intensely competitive and, particularly in the file replication and application release automation markets, also fragmented. Competition in the industry is generally based on product performance, depth of product line, technical support and price. We compete both with international and local software providers, many of whom have significantly greater financial, technical and marketing resources than us. In the fields of application release automation, web deployment and enterprise file replication, we also compete with providers of open source and freeware solutions, which are substantially less expensive than our solutions. We anticipate continued growth and competition in the software products market. In the past few years, we have identified a trend of consolidation in the software industry in general, and in the real-time data integration and event capture market in particular. For example, in July 2011, Informatica Corporation acquired Wisdom Force.  Consolidation and mergers in our market may result in stronger competition by larger companies that threaten our market positioning.

Our existing and potential competitors, such as IBM, Informatica, Oracle (following the acquisition of Golden Gate), HVR, iWay software and HP, who compete with different products we offer, may offer or be able to develop software products and services that are as effective as, or more effective or easier to use than, those offered by us. Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels, as well as financial resources.  There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We must develop new products as well as enhancements and new features to existing products to remain competitive and our future growth will depend upon market acceptance of our products.

We compete in a market that is characterized by technological changes and improvements and frequent new product introductions and enhancements.  The introduction of new technologies and products could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services.  Any future success and our future growth will depend upon our ability to address the increasingly sophisticated needs of our customers by, among others:

•	supporting existing and emerging hardware, software, databases and networking platforms;

•	developing and introducing new and enhanced applications that keep pace with such technological developments, emerging new markets and changing customer requirements; and

•	gaining and consecutively increasing market acceptance of our products.

We are currently developing new products as well as enhancements and new features to our existing products, including the new Attunity Replicate, new solutions for cloud computing and other integrated products with technology initially developed by RepliWeb. We may not be able to successfully complete the development  and market introduction of new products or product enhancements or new features.  If we fail to develop and deploy new products and product enhancements or features on a timely basis or if we fail to gain market acceptance of our new products, our revenues will decline and we may lose market share to our competitors. For example, in late 2005, we launched Attunity InFocus, and, following significant investments in developing and marketing of this product which have not resulted in generating strong demand for this product, we determined to end the sales of this product in the end of 2008.

Our products may contain defects that may be costly to correct, delay market acceptance of our products, harm our reputation and expose us to litigation.

Despite testing by us, errors may be found in our software products.  If defects are discovered, we may not be able to successfully correct them in a timely manner, or at all.  Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation.  Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions, and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim.

We are subject to risks relating to proprietary rights and risks of infringement.

We are dependent upon our proprietary software technology and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights.  Except for our trademark registrations in the United States, and one registered patent which we do not view as material, we do not have any other registered trademarks, patents or copyrights. To protect our software, documentation and other written materials, we rely on trade secret and copyright laws, which afford only limited protection.  It is possible that others will develop technologies that are similar or superior to our technology.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.  It is difficult to police the unauthorized use of products in our field, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists.  In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States.  We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

We are not aware that we have infringed any proprietary rights of third parties.  It is possible, however, that third parties will claim that we have infringed upon their intellectual property rights.  It would be time consuming for us to defend any such claims, with or without merit, and any such claims could:

•	result in costly litigation;

•	divert management’s attention and resources;

•	cause product shipment delays; and

•	require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all.

If there is a successful claim of infringement against us and we are not able to license the infringed or similar technology or other intellectual property, our business, operating results and financial condition would be materially adversely affected.

We incorporate open source technology in our products which may expose us to liability and have a material impact on our product development and sales.

Some of our products utilize open source technologies. These technologies are licensed to us under varying license structures, including the General Public License. If we have improperly integrated, or in the future improperly integrate software that is subject to such licenses into our products, in such a way that our software becomes subject to the General Public License or similar licenses, we may be required to disclose our own source code to the public. This could enable our competitors to eliminate any technological advantage that our products may have over theirs. Any such requirement to disclose our source code or other confidential information related to our products could materially and adversely affect our competitive position and impact our business, results of operations and financial condition.

If our products are unable to interoperate with hardware and software technologies developed and maintained by third parties that are not within our control, our ability to develop and sell our products to our customers could be adversely affected, which would result in harm to our business and operating results.

Our products are designed to interoperate with and provide access to a wide range of third-party developed and maintained hardware and software technologies, which are used by our customers. The future design and development plans of the third parties that maintain these technologies are not within our control and may not be in line with our future product development plans. We may also rely on such third parties, particularly certain third-party developers of database and application software products, to provide us with access to these technologies so that we can properly test and develop our products to interoperate with the third-party technologies. These third parties may in the future refuse or otherwise be unable to provide us with the necessary access to their technologies. In addition, these third parties may decide to design or develop their technologies in a manner that would not be interoperable with our own. If any of the situations described above were to occur, we would not be able to continue to market our products as interoperable with such third-party hardware and software, which could adversely affect our ability to successfully sell our products to our customers.

Our products have a lengthy sales cycle.

Our customers typically use our products to deploy applications that are critical to their business. As a result, the licensing and implementation of our products generally involves a significant commitment of attention and resources by prospective customers.  Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us.  Our sales cycle can be further extended for sales made through third party distributors.  We cannot control such delays and cannot control the timing of sales cycles or our sales revenue, especially in light of the current global economic recession. Delay in the sales cycle of our products could result in significant fluctuations in our quarterly operating results.

Our operating results fluctuate significantly and are affected by seasonality.

Our quarterly results have fluctuated significantly in the past and may fluctuate significantly in the future.  Our future operating results will depend on many factors, including, but not limited to, the following:

•	the size and timing of significant orders and their timely fulfillment;

•	demand for our products;

•	seasonal trends and general domestic and international economic and political conditions, among others;

•	changes in our pricing policies or those of our competitors;

•	the number, timing and significance of product enhancements;

•	new product announcements by us and our competitors;

•	our ability to successfully market newly acquired products and technologies;

•	our ability to develop, introduce and market new and enhanced products on a timely basis;

•	changes in the level of our operating expenses;

•	budgeting cycles of our customers;

•	customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;

•	product life cycles;

•	software bugs and other product quality problems;

•	personnel changes;

•	changes in our strategy;

•	currency exchange rate fluctuations and economic conditions in the geographic areas where we operate; and

•	the inherent uncertainty in marketing new products or technologies.

Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that our future operating results will be affected by these or other factors.

Revenues are also difficult to forecast because our sales cycle, from initial evaluation to purchase, is lengthy and varies substantially from customer to customer.  In light of the foregoing, we cannot predict revenues for any future quarter with any significant degree of accuracy and period-to-period comparisons of our operating results may not necessarily be meaningful.

We have often recognized a substantial portion of our revenues in the first and last quarters of the year and in the last month, or even weeks or days, of a quarter.  Our expense levels are relatively fixed in the short term.  If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues.

Our operating results reflect seasonal trends and we expect to continue to be affected by such trends in the future, primarily in the third quarter ending September 30, when we expect to continue to experience relatively lower sales mainly as a result of reduced sales activity during the summer months. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors.  In such event, it is likely that the price of our ordinary shares would be materially adversely affected.

The loss of the services of our key personnel would negatively affect our business.

Our future success depends to a large extent on the continued services of our senior management and key personnel, including, in particular, Mr. Alon, the Chairman of our board of directors and our Chief Executive Officer.  Any loss of the services of members of our senior management or other key personnel, and especially those of Mr. Alon, would adversely affect our business.

Although our internal control over financial reporting was considered effective as of December 31, 2011, there is no assurance that our internal control over financial reporting will continue to be effective in the future, which could result in our financial statements being unreliable, government investigation or loss of investor confidence in our financial reports.

                The Sarbanes-Oxley Act of 2002, or SOX, imposes certain duties on us. Our efforts to comply with the management assessment requirements of Section 404(a) of SOX have resulted in a devotion of management time and attention to compliance activities, and we expect these efforts to require the continued commitment of significant resources. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. We may also identify material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our internal control over financial reporting has not and is not required to be audited by our independent registered public accounting firm. In the future, if we are unable to assert that our internal controls are effective, our investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline. Failure to maintain effective internal control over financial reporting could also result in investigation or sanctions by regulatory authorities.

Risk Factors Relating to Our Ordinary Shares

Provisions of the Plenus Loan may make an acquisition of us more costly or difficult, which could depress the price of our shares.

Pursuant to the loan agreement between Attunity and Plenus Technologies Ltd. (and certain of its affiliates, or Plenus), or the Plenus Loan, if on or before December 31, 2017, we enter into a "Fundamental Transaction", which is defined to include a sale through a merger, selling all or substantially all of our assets, or a transaction in which a person or entity acquires more than 50% of our outstanding shares, then we will be required to pay Plenus an amount equal to, in general, the higher of $300,000 or 15% of the aggregate proceeds payable to our shareholders or us in connection with such Fundamental Transaction. As a result, an acquisition of our company that triggers the said payments will be more costly to a potential acquirer and these provisions, taken as a whole, may have the effect of making an acquisition of our company more difficult. In addition, these provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.

Provisions of our OEM agreements with Microsoft may make an acquisition of us more difficult, which could depress the price of our shares.

Pursuant to the OEM agreements we entered with Microsoft with respect to our change data capture, or CDC, and open database connectivity, or ODBC, technologies, Microsoft is entitled to a right of first offer, whereby we are required to notify Microsoft in the event that we wish to sell our company or sell or grant an exclusive license of the technology underlying the CDC or ODBC products, as the case may be, and, if the offer is accepted by Microsoft, negotiate such transaction with Microsoft, or, if rejected by Microsoft, we may enter into such transaction with a third party only on substantially the same or more favorable terms than the initial offer made by us to Microsoft. Microsoft is also entitled to terminate the OEM agreements under certain circumstances, including upon a change of control of our company. These provisions, taken as a whole, may have the effect of making an acquisition of our company more difficult. In addition, these provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.

Our directors and executive officers own a substantial percentage of our ordinary shares.

As of October 28, 2012, our directors and executive officers beneficially own approximately 23.0% of our outstanding ordinary shares. As a result, if these shareholders acted together, they could exert significant influence on the election of our directors and on decisions by our shareholders on matters submitted to shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares.  This concentration of ownership may also adversely affect our share price.

Issuance of a significant amount of additional ordinary shares upon exercise of outstanding options, warrants and rights and/or substantial future sales of our ordinary shares may depress our share price.

As of October 28, 2012, we had approximately 10.9 million ordinary shares issued and outstanding and approximately 2.3 million of additional ordinary shares which are issuable upon exercise of outstanding employee options, warrants and rights to subscribe for shares. The issuance of a significant amount of additional ordinary shares on account of these outstanding securities will dilute our current shareholders’ holdings and may depress our share price. In addition, the lock-up period, during which former RepliWeb shareholders were restricted from selling approximately 1.0 million ordinary shares we issued to them in connection with the acquisition, expired on June 30, 2012.  If these or other shareholders sell substantial amounts of our ordinary shares, including shares issuable upon the exercise of outstanding employee options, warrants or rights to subscribe for shares, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, we cannot foresee the impact of any potential sales on the market price of these additional ordinary shares, but it is possible that the market price of our ordinary shares would be adversely affected. Any substantial sales of our shares in the public market might also make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.  Even if a substantial number of sales do not occur, the mere existence of this “market overhang” could have a negative impact on the market for, and the market price of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	changes in expectations as to our future financial performance and cash position, including financial estimates by securities analysts and investors;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the status of our intellectual property rights;

•	announcements by third parties of significant claims or proceedings against us;

•	future substantial sales of our ordinary shares; and

•	the recent reverse share split that we effected on July 19, 2012 in order to list our shares on NASDAQ.

Domestic and international stock markets and electronic trading platforms often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could also adversely affect the price of our ordinary shares.

We do not intend to pay cash dividends.

Our policy is to retain earnings for use in our business.  We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future.

Risk Factors Relating to Our Operations in Israel

Security, political and economic instability in the Middle East may harm our business.

We are incorporated under the laws of the State of Israel, and our principal offices and research and development facilities are located in Israel. Accordingly, security, political and economic conditions in the Middle East in general, and in Israel in particular, directly affect our business.

Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has also been a high level of violence between Israel and the Palestinians which has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. Terrorist attacks and hostilities within Israel as well as tensions between Israel and Iran, have also heightened these risks. Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. In addition, since early 2011, riots and popular uprisings in various countries in the Middle East have led to severe political instability in those countries. This instability may lead to deterioration of the political and trade relationships that exist between the State of Israel and these countries.  In addition, this instability may affect the global economy and marketplace. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

Furthermore, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

Our financial results may be adversely affected by currency fluctuations.

Since we report our financial results in dollars, fluctuations in rates of exchange between the dollar and non-dollar currencies may have a material adverse affect on our results of operations.  We generate a majority of our revenues in dollars or in dollar-linked currencies, but some of our revenues are generated in other currencies such as the NIS, the British Pound Sterling and the Hong-Kong Dollar. As a result, some of our financial assets are denominated in these currencies, and fluctuations in these currencies could adversely affect our financial results. In addition, a large portion of our expenses, principally salaries and related personnel expenses, are paid in NIS. During 2011, we witnessed a strengthening of the average exchange rate of the NIS against the dollar, which increased the dollar value of Israeli expenses. If the NIS strengthens against the dollar, as it did in 2011, the value of our Israeli expenses will increase. While we engage, from time to time, in currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations, we cannot guarantee that such measures will adequately protect us against currency fluctuations in the future.  Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance such fluctuations in the future will not have a material adverse effect on our operating results and financial condition.

Because we received grants from the Israeli Office of the Chief Scientist, we are subject to ongoing restrictions.

We received royalty-bearing grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or the Chief Scientist, for research and development programs that meet specified criteria. Since December 31, 2006, we have no further obligation to pay royalties to the Chief Scientist in respect of sales of our products. However, the terms of the Chief Scientist’s grants limit our ability to transfer know-how developed under an approved research and development program outside of Israel, regardless of whether the royalties were fully paid. In addition, any non-Israeli citizen, resident or entity that, among other things, becomes a holder of 5% or more of our share capital or voting rights, is entitled to appoint one or more of our directors or our chief executive officer, serves as a director of our company or as our chief executive officer, is generally required to notify the same to the Chief Scientist and to undertake to observe the law governing the grant programs of the Chief Scientist, the principal restrictions of which are the transferability limits described above.

It may be difficult to enforce a U.S. judgment against our officers, our directors and us or to assert U.S. securities law claims in Israel.

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries and our directors and officers, substantially all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because the majority of our assets and investments, and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States.

We have been advised by our legal counsel in Israel that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. final judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court.

Provisions of our articles of association and of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

The provisions in our articles of association relating to the submission of shareholder proposals for shareholders meetings, and requiring a special majority voting in order to amend certain provisions of our articles of association relating to such proposals as well as to election and removal of directors, may have the effect of delaying or making an acquisition of our company more difficult. In addition, provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. These provisions could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.  Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

Free trade agreements between Israel and the United States and the European Union may be terminated or changed.

Israel has the benefit of a free trade agreement with the United States which, generally, permits tariff-free access into the United States for products produced by us in Israel.  In addition, as a result of an agreement entered into by Israel with the European Union, or the EU, and countries remaining in the European Free Trade Association, or EFTA, the EU and EFTA have abolished customs duties on Israeli industrial products.  There can be no assurance that these agreements will not be terminated, changed, amended or otherwise declared non-applicable to all or some of our Israeli operations, and accordingly, materially harm our businesses.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $20,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares were traded on the NASDAQ Global Market from our initial public offering on December 17, 1992 through August 15, 2007 and on the NASDAQ Capital Market from August 15, 2007 through February 22, 2008.  From February 26, 2008 through July 25, 2012, our ordinary shares were quoted on the OTCBB.  Effective July 26, 2012, our ordinary shares were relisted on the NASDAQ Capital Market under the symbol ATTU.

On July 19, 2012, we effected a one-for-four reverse split of our ordinary shares, and accordingly the par value of our ordinary shares was changed from NIS 0.1 to NIS 0.4 per share. The price ranges listed below have been adjusted to give retroactive effect to the stock split for all periods presented.

Annual Stock Information

The following table sets forth, for each of the years indicated, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Market (through August 15, 2007), on the NASDAQ Capital Market (through February 22, 2008), and, starting February 26, 2008, on the OTCBB:

Year	High	Low

2007	$6.08	$1.44
2008	$2.40	$0.32
2009	$1.40	$0.36
2010	$2.92	$1.04
2011	$3.56	$1.56

Quarterly Stock Information

The following table sets forth, for each of the full financial quarters in the years indicated, the range of high ask and low bid prices of our ordinary shares on the OTCBB (through July 25, 2012), and, starting July 26, 2012, on the NASDAQ Capital Market:
	High	Low
2010
First Quarter	$2.00	$1.04
Second Quarter	$2.20	$1.44
Third Quarter	$1.56	$1.16
Fourth Quarter	$2.92	$1.28

2011
First Quarter	$3.56	$2.24
Second Quarter	$2.80	$1.76
Third Quarter	$2.80	$1.56
Fourth Quarter	$3.12	$1.92

2012
First Quarter	$4.00	$2.60
Second Quarter	$6.60	$2.92
Third Quarter	$9.75	$5.40

Monthly Stock Information

The following table sets forth, for each of the most recent last six months, the range of high ask and low bid prices of our ordinary shares on the OTCBB (through July 25, 2012), and, starting July 26, 2012, on the NASDAQ Capital Market:

Month	High	Low
April 2012	$4.84	$2.92
May 2012	$6.60	$4.24
June 2012	$5.72	$4.84
July 2012	$9.75	$5.40
August 2012	$7.75	$6.21
September 2012	$8.29	$7.00
October 2012 (through October 26, 2012)	$8.05	$7.54

On October 26, 2012, the last reported sale price of our ordinary shares on NASDAQ was $7.77 per share.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth the consolidated debt and capitalization, determined in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as of June 30, 2012. The information in this table should be read in conjunction with our audited U.S. GAAP financial statements as of and for the year ended December 31, 2011 and the notes thereto, included in our annual report on Form 20-F/A for the year ended December 31, 2011, and our unaudited financial statements for the six-month period ended June 30, 2012, included in our Report on Form 6-K furnished on September 19, 2012 which have been incorporated by reference into this prospectus.

June 30, 2012
(U.S. dollars in thousands)

Cash and cash equivalents	$1,752

Short-term debt:
Current maturities of long-term convertible debt	215
Current maturities of long-term debt	12 (*)
Total short-term debt	227
Long-term debt	--

Shareholders’ equity:
Ordinary shares of NIS 0.4 par value; 32,500,000 authorized, 10,573,464 shares outstanding (**)	1,208
Additional paid in capital	108,757
Other comprehensive loss	(757)
Accumulated Deficit	(102,457)
Total shareholders’ equity	$6,751
Total Capitalization and Indebtedness	$6,978

(*) Secured short-term debt.
(**) Adjusted to reflect the reverse stock split effected on July 19, 2012.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from any sales of our securities pursuant to this prospectus.  Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our strategic plan, including marketing expenses, research and development expenses, general and administrative expenses and for working capital and other general corporate purposes, including investments and possible acquisitions. We may invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF ORDINARY SHARES

General

Our authorized share capital consists of 32,500,000 ordinary shares of a nominal value of NIS 0.4 each, which entitle their holders to notice of and to participate in and to vote one vote per ordinary share at shareholder meetings, the right to receive dividends upon the declaration of dividends by the board of directors and the right to participate in the distribution of our assets upon liquidation.  The shares do not entitle their holders to preemptive rights.

As of October 28, 2012, we had outstanding (i) 10,882,901 ordinary shares, (ii) employee stock options to purchase an aggregate of 1,707,256 ordinary shares at a weighted average exercise price of approximately $2.43 per share, with the latest expiration date of these options being July 22, 2018 (of which, options to purchase 1,065,319 of our ordinary shares were exercisable as of October 28, 2012), and (iii) outstanding warrants to purchase an aggregate of 637,289 ordinary shares at an exercise price of $0.48 per share, of which warrants to purchase 549,913 ordinary shares expire on December 31, 2013 and the balance expire between December 30, 2014 and July 29, 2015.

 From January 1, 2010 through October 28, 2012, we issued a total of 2,949,895 ordinary shares, of which (i) 695,887  shares were issued in connection with the conversion of our previously outstanding convertible notes, (ii) 214,168 shares were issued in connection with the conversion of subscription rights issued to the holders of our previously outstanding convertible notes, (iii) 596,244 shares were issued in connection with the exercise of warrants, (iv) 215,396 shares were issued in connection with warrants issued to Plenus under the Plenus Loan , (v) 1,008,065 shares were issued in connection with our acquisition of RepliWeb shareholders,  (v) 220,135 shares were issued upon the exercise of options granted under our share option plans.

The following description of our ordinary shares and certain provisions of our memorandum and articles of association and of the Israeli Companies Law related to such provisions is only a summary.  The description below is qualified in its entirety by the provisions of our memorandum and articles of association, which are incorporated herein by reference and to Israeli law

Rights Attached to Shares

Dividend rights. Subject to any preferential, deferred, qualified or other rights, privileges or conditions attached to any special class of shares with regard to dividends, our profits available for dividends and resolved to be distributed shall be applied in payment of dividends upon our shares in proportion to the amount paid up or credited as paid-up per the nominal value thereon respectively.  Unless otherwise specified in the conditions of issuance of the shares, all dividends with respect to shares which were not fully paid up within a certain period, for which dividends were paid, shall be paid proportionally to the amounts paid or credited as paid on the nominal value of the shares during any portion of the abovementioned period.  Our board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of profits legally available for distribution, in accordance with the provisions of the Israeli Companies Law. If after one year a dividend has been declared and it is still unclaimed, our board of directors is entitled to invest or utilize the unclaimed amount of dividend in any manner to our benefit until it is claimed.  We are not obligated to pay interest on an unclaimed dividend.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Rights to share in profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.  See “Dividend Rights” above.

Rights to share in surplus in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by Us.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the unpaid amount of the par value of the shares held by them.

Limitations on any existing or prospective major shareholder.  See  “Approval of Related Party Transactions Under Israeli Law” in Item 6C of our annual report on Form 20-F/A for the year ended December 31, 2011 filed with the SEC on April 2, 2012.

Changing Rights Attached to Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of the class by a majority of the voting rights of such class represented at the meeting in person or by proxy and voting thereon.

Under our articles of association, unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

Shareholders Meetings

Our board of directors must convene an annual meeting of shareholders at least once every calendar year, within fifteen months of the last annual meeting.  A special meeting of shareholders may be convened by the board of directors, as it decides.

The Companies Law generally allows shareholders to submit a proposal for inclusion on the agenda of a general meeting of a company's shareholders and also request a company to convene a special meeting of shareholders upon request in accordance with the Companies Law. Our articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

In accordance with our articles of association, unless a longer period for notice is prescribed by the Israeli Companies Law, at least 10 days and not more than 60 days notice of any general meeting of shareholders shall be given.  Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as election of directors and affiliated party transactions, not less than 35 days.

The quorum required at any meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least 25% of the total voting rights in the Company.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. If, at such adjourned meeting, a quorum is not present within half an hour from the time appointed for holding the meeting, any two shareholders present in person or by proxy shall constitute a quorum, except with respect to adjourned shareholder meetings convened for shareholder proposals.

Under our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon, except that certain provisions of our articles of association relating to shareholder proposals and election and removal of directors would require a special majority of two thirds (66.66%) or more of the voting power represented at the meeting in person or by proxy and voting thereon.

Pursuant to our articles of association, our directors (except outside directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

Except for (1) establishing advance notice and procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings, and (2) requiring a special majority voting in order to amend certain provisions of our articles of association relating to shareholder proposals and election and removal of directors, there are no specific provisions of our memorandum or articles of association that would have an effect of delaying, deferring or preventing a change in control of Attunity or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger.  Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger.  In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a "special" tender offer if as a result of the acquisition (1) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (2) the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. A "special" tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  In general, the tender offer may be consummated only if (1) at least 5% of the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Disclosure of Share Ownership

The Israeli Securities Law, 1968 and regulations promulgated thereunder do not require a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our company, to disclose its share ownership.  However, our shareholders must comply with the share ownership disclosure requirements of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Changes in Our Capital

Under the Companies Law and our memorandum and articles of association, changes in our capital, such as increases of our authorized share capital or creation of another class of shares, are subject to the approval of the shareholders by the holders of at least 75% of the votes of shareholders present by person or by proxy and voting in the shareholders meeting.

Transfer Agent

Our transfer agent in the United States is American Stock Transfer and Trust Company, LLC whose address is 59 Maiden Lane, New York, New York 10038.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities issued by the Company under this prospectus. Warrants may be issued independently or together with any other securities issued by the Company under this prospectus and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the ordinary shares, warrants or units, which refer to collectively as the "securities," in any one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•
in "at the market offerings," if eligible, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors, including our affiliates, in privately negotiated transactions; or

•	through a combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Attunity Ltd appearing in our Annual Report on Form 20-F/A for the year ended December 31, 2011 and the consolidated financial statements of Repliweb Inc., for the year ended December 31, 2010, appearing in our Form 6-K filed with the SEC on September 20, 2011, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

 The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Goldfarb Seligman & Co., Tel-Aviv, Israel.  Some legal matters under United States law relating to any offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, Boston, Massachusetts.

WHERE YOU CAN FIND MORE INFORMATION

Our Public Filings

This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such, we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the SEC (Commission File Number 001-20892). These filings contain important information which does not appear in this prospectus.

For further information about us, you may read and copy any document filed with or furnished to the SEC by us at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549, Room 1580. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Information contained in such website is not part of this prospectus.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 20, 2011 (excluding exhibits 99.1, 99.4, 99.7 and 99.8);

•	Our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2011 filed with the SEC on April 2, 2012;

•	Our GAAP financial statements as of and for the three-month period ended March 31, 2012 that are attached to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on April 23, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 15, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 16, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 11, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 18, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 23, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 24, 2012;

•	Our GAAP financial statements as of and for the three-month period ended June 30, 2012 that are attached to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 25, 2012;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 25, 2012;

•
Our financial statements as of and for the six-month period ended June 30, 2012 and the notes thereto, as well as the management’s discussion and analysis related thereto, that are attached to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on September 19, 2012;  and

•
The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on July 25, 2012 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed or furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Attunity Ltd
Kfar Netter Industrial Park, POB 3787
Kfar Netter 40593, Israel
Attn.: Company Secretary
Telephone number (+972) 9-899-3000

You may also obtain information about us by visiting our website at http://www.attunity.com. Information contained in our website is not part of this prospectus.

We are subject to the reporting requirements of the Exchange Act, as applicable to “foreign private issuers” as defined in Rule 3b-4 under the Exchange Act, and in accordance therewith, we file annual reports and other information with the SEC.  As a foreign private issuer, we are exempt from certain provisions of the Exchange Act.  Accordingly, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from reporting and the “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Notwithstanding the foregoing, we furnish reports with the SEC on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and we solicit proxies and furnish proxy statements for all meetings of shareholders, a copy of which proxy statement is furnished promptly thereafter with the SEC under the cover of a Report of Foreign Private Issuer on Form 6-K. We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.  We prepare our financial statements in United States dollars and in accordance with U.S. GAAP.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.  Subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment is no longer appealable;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.  An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there was no due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$2,292
Legal fees and expenses*	$20,000
Accounting fees and expenses*	$5,000
Printing , EDGAR formatting and mailing expenses*	$3,000
Miscellaneous expenses*	$1,000

Total	$31,292

*Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

ATTUNITY LTD

$20,000,000 OF
ORDINARY SHARES
WARRANTS
UNITS
__________________

PROSPECTUS
__________________

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.        Indemnification of Directors and Officers

Exculpation, Indemnification and Insurance of Directors and Officers

Exculpation of Office Holders.  Under the Companies Law, an Israeli company may not exempt an office holder from his or her liability for a breach of the duty of loyalty to the company, but may exempt an office holder, in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company (except with regard to distributions), if the articles of association so provide.  Our articles of association permit us to exempt our office holders to the fullest extent permitted by law.

Office Holders’ Insurance. As permitted by the Companies Law, our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders concerning an act performed by him or her in his or her capacity as an office holder for:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;

•	a financial liability imposed upon him or her in favor of another person;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the Company.

Indemnification of Office Holders. As permitted by the Companies Law, our articles of association provide that we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance against the following:

•
a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify with respect to such events on a prospective basis is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our board of directors determines to be reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify;

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the Company.

Limitations on Exculpation, Insurance and Indemnification. The Companies Law provides that a company may not indemnify an office holder nor exculpate an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

•	any act or omission committed with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

In addition, under the Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, such as if the office holder is a director, by our shareholders.

We have undertaken to indemnify our office holders to the fullest extent permitted by law by providing them with a Letter of Indemnification, the form of which was approved by our shareholders. We also currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million, including legal costs incurred.

Item 9.        Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association of the Registrant, as amended and restated ***¶
3.2	Amended and Restated Articles of Association of the Registrant ***
4.1	Specimen of Ordinary Share Certificate ***
4.2	Form of Warrant Agreement and Warrant Certificate*
4.3	Form of Unit Agreement and Unit Certificate*
5.1	Opinion of Goldfarb Seligman & Co.**
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global **
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
24.1	Powers of Attorney ***
______________

  *  To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

  ** Filed herewith.

  *** Previously filed.

  ¶  Translated from Hebrew.

Item 10.      Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on October 30, 2012.

ATTUNITY LTD

By:	/s/ Dror Harel-Elkayam
Name: Dror Harel-Elkayam
Title: Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Shimon Alon	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	October 30, 2012
/s/Dror Harel-Elkayam Dror Harel-Elkayam	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 30, 2012
* Dov Biran	Director	October 30, 2012
* Dan Falk	Director	October 30, 2012
Tali Alush-Aben	Director	___________
* Ron Zuckerman	Director	October 30, 2012
* Gil Weiser	Director	October 30, 2012

Authorized Representative in the United States:

Attunity Inc. By: /s/ Dror Harel-Elkayam Name: Dror Harel-Elkayam Title: Chief Financial Officer and Secretary	October 30, 2012

*By: /s/ Dror Harel-Elkayam Dror Harel-Elkayam (Attorney-in-Fact)	October 30, 2012

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association of the Registrant, as amended and restated ***¶
3.2	Amended and Restated Articles of Association of the Registrant ***
4.1	Specimen of Ordinary Share Certificate ***
4.2	Form of Warrant Agreement and Warrant Certificate*
4.3	Form of Unit Agreement and Unit Certificate*
5.1	Opinion of Goldfarb Seligman & Co.**
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global **
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
24.1	Powers of Attorney ***
______________

  *  To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

  ** Filed herewith.

  *** Previously filed.

  ¶  Translated from Hebrew.